        Exhibit 97.1
Addendum A

Anywhere Real Estate Inc.
Executive Officer Mandatory Clawback Policy
Recoupment of Incentive-Based Compensation
It is the policy of Anywhere Real Estate Inc. and its subsidiaries (the “Company”) that, in the event the Company is required to prepare Restatement due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the applicable Restatement.
Policy Administration and Definitions
This Executive Officer Mandatory Clawback Policy (the “Executive Policy”) is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and is intended to comply with, and as applicable to be administered and interpreted consistent with, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
For purposes of this Executive Policy:
“Covered Executive” means any officer of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, which shall be deemed to include any individuals identified by the Company as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.
“Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received (i) on or after the effective date of the NYSE listing standard, (ii) after the person became an Executive Officer and (iii) at a time that the Company had a class of securities listed on a national securities exchange or a national securities association.
“Erroneously Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed without regard to any taxes paid (i.e., on a pre-tax basis). For Covered Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Committee will determine the amount of such Covered Compensation that constitutes Erroneously Awarded Compensation, if any, based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered Compensation was granted, vested or paid and the Committee shall maintain documentation of such determination and provide such documentation to the NYSE.

“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived in whole or in part on such measures and may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside the Company’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph required under Item 201(e) of Regulation S-K under the Exchange Act.
“Incentive-Based Compensation” means any compensation that is granted, vested or paid based in whole or in part on the attainment of a Financial Reporting Measure that, in each case, was Received by a person (i) on or after [October 2, 2023] and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation.
“Received” means the following: Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
“Recovery Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date that the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously Awarded Compensation under the Executive Policy is not dependent on if or when the Restatement is actually filed.
“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously Awarded Compensation under this Executive Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.
In the event of a Restatement, any Erroneously Awarded Compensation Received during the Recovery Period prior to the Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company. The Committee must pursue (and shall not have the discretion to waive) the forfeiture and/or repayment of such Erroneously Awarded Compensation, except as provided below. In all cases, the calculation of the excess amount of

Incentive-Based Compensation to be recovered will be determined on a pre-tax basis. Any determinations made by the Committee under this Executive Policy shall be final and binding on all affected individuals.
The Company may effect any recovery pursuant to this Executive Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Executive Policy would exceed the amount to be recovered (following reasonable attempts by the Company to recover such Erroneously Awarded Compensation, the documentation of such attempts, and the provision of such documentation to the NYSE) or if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. The Company is authorized to take appropriate steps to implement this Executive Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.
No person shall be indemnified, insured or reimbursed by the Company in respect of any loss of compensation by such person in accordance with this Executive Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Executive Policy, and no person shall be paid or reimbursed by the Company for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Executive Policy.1 For this purpose, the term “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Incentive-Based Compensation subject to recoupment). In no event shall the Company be required to, although the Company may in its discretion, award any person an additional payment if any restatement would result in a higher incentive compensation payment.
Any right of recoupment or recovery pursuant to this Executive Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company.
Policy Fact Sheet

Policy Sponsor	Corporate Legal
Policy Author	Senior Vice President and Assistant Secretary
Policy Reviewers	Compensation Committee
Policy Administrator	Corporate Legal (Securities Law & Employee Benefits)
Effective Date of Revision	August 3, 2023
Date of Next Review	August 2026

1 NTD: insurance policies covering this type of claim are specifically called out and discussed in the adopting release (see pages 116-121 of the Adopting Release).

        For (Non-Executive) Specified Employees
ANYWHERE REAL ESTATE INC.
COMPENSATION CLAWBACK POLICY
ACKNOWLEDGMENT, CONSENT AND AGREEMENT
I acknowledge that I have received and reviewed a copy of the Anywhere Real Estate Inc. Compensation Clawback Policy (as may be amended from time to time, the “Policy”) and I have had the opportunity to review the Policy with my counsel. I knowingly, voluntarily and irrevocably consent to an agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Covered Compensation that is required to be repaid in accordance with the Policy. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the Policy. Capitalized terms not defined herein have the meanings set forth in the Policy.

Signed:    _________________________________________
Print Name:    _________________________________________
Date:    _________________________________________

        For Executive Officers

ANYWHERE REAL ESTATE INC.
COMPENSATION CLAWBACK POLICY
AND
EXECUTIVE OFFICER MANDATORY CLAWBACK POLICY
ACKNOWLEDGMENT, CONSENT AND AGREEMENT
I acknowledge that I have received and reviewed a copy of the Anywhere Real Estate Inc. Compensation Clawback Policy and the Executive Officer Mandatory Clawback Policy (each, as may be amended from time to time, the “Policies”) and I have been given an opportunity review the Policies with my counsel. I knowingly, voluntarily and irrevocably consent to an agree to be bound by and subject to the Policies’ terms and conditions, including that I will return any Covered Compensation and/or Incentive-Based Compensation, as applicable, that is required to be repaid in accordance with the Policies. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company is subject to the Policies, and the Policies may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the Policies. Capitalized terms not defined herein have the meanings set forth in the Policies.

Signed:    _________________________________________
Print Name:    _________________________________________
Date:    _________________________________________